Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Profile Bank, FSB

We hereby consent to the use of our report dated June 25, 2007 appearing in the Prospectus, which is part of this Amendment No. 1 to the Form SB-2 and Amendment No. 1 to the Application for Approval of Minority Stock Issuance on Form MHC-2 filed by Profile Bank, FSB, all relating to the mutual holding company reorganization of Profile Bank, FSB. We also consent to the reference to us under the headings “Legal and Tax Opinions” and “Experts” in the Prospectus.

SHATSWELL, MacLEOD & COMPANY, P.C.

October 25, 2007

West Peabody, Massachusetts

83 PINE STREET   •   WEST PEABODY, MASSACHUSETTS 01960-3635   •   TELEPHONE (978) 535-0206   •  FACSIMILE (978) 535-9908

      smc@shatswell.com                        www.shatswell.com